Exhibit 21.1

Subsidiaries of Helix TCS, Inc.

(As of March 31, 2019)

Subsidiary	Jurisdiction of Incorporation
Helix TCS LLC	Delaware
Engeni, LLC	Delaware
Bio-Tech Medical Software, Inc.	Florida
Boss Security Solutions, Inc.	Colorado
Security Grade Protective Services, Ltd.	Colorado
Security Consultants Group L.L.C.	Colorado
Engeni S.A.	Argentina
BioTrack Consulting, Inc.	Florida
BioTrackPR LLC	Puerto Rico
BT UCS, Inc.	Washington
iKush, Inc.	Florida
Kushfair, Inc.	Florida
KushfairWA, Inc.	Washington
Tan’s International Security	California
Tan’s International LLC	California